EXHIBIT 1.A.(11)

       MEMORANDUM DESCRIBING ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES

                            DESCRIPTION OF ISSUANCE,
                       TRANSFER AND REDEMPTION PROCEDURES
                      FOR INDIVIDUAL AND JOINT SURVIVORSHIP
            MODIFIED SINGLE PREMIUM VARIABLE LIFE INSURANCE POLICIES
                                    ISSUED BY
                           PFL LIFE INSURANCE COMPANY


         This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by PFL Life Insurance Company (the "Company" or "PFL") in connection with the issuance of Legacy Builder II, its individual and joint survivorship modified single premium variable life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definition as in the prospectus for the Policy that is included in the current registration statement on Form S-6 for the Policy (File No. 333-68087) as filed with the Securities and Exchange Commission ("Commission" or "SEC").


I. PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND ACCEPTANCE OF PREMIUMS

         A.       OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND
                  ISSUANCE

                  OFFER OF THE POLICIES. The Policies are offered and issued for a single premium pursuant to underwriting standards in accordance with state insurance laws. The initial premium for the Policies is not the same for all owners with the same specified amount. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured's (or joint insureds') mortality risk as actuarially determined utilizing factors such as age, gender, and rate class of the insured (or joint insureds). Uniform premiums for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform premium for all insureds, there is a uniform premium for all insureds of the same rate class, age, and gender and same specified amount.

                  APPLICATION. Persons wishing to purchase a Policy must complete an application and submit it to the Company or through any licensed life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must specify the name of the insured(s) and provide certain required information about the insured(s). The application must be accompanied by an initial premium, designate premium allocation percentages, and name the beneficiary. The minimum initial premium


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                  is $20,000. The Company determines the specified amount for a
                  Policy based on the initial premium paid and other characteristics of the proposed insured (or joint insureds), such as age, gender and rate class. The Company bases the minimum initial premium for the owner Policy on the guideline single premium established under federal tax laws given the age, gender and rate class of the insured (or joint insured).

                  RECEIPT OF APPLICATION AND UNDERWRITING. Upon receipt of the initial premium and a completed application in good order from an applicant, the Company will follow either simplified or expanded insurance underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured (or joint insured) before a determination can be made.

                  Generally, Policies issued within the simplified issue age and premium limits will be underwritten on a simplified issue basis. Policies outside the simplified issue age limits or for premium amounts that exceed the simplified issue premium limit will be underwritten on an expanded underwriting basis. For a single life Policy the simplified issue age and premium limits are as follows:

                              Issue Ages 35 - 59            $ 50,000
                              Issue Ages 50 - 80            $100,000

                  If the Policy is issued from ages 18 - 34 or 81 - 90 or if the Policy is issued for an amount that exceeds the simplified issue premium limit, then the Policy will be underwritten on an expanded underwriting basis. For Joint Policies, the same basic requirements apply, but some additional conditions are required for simplified issue. These include: the insureds must be spouses, the minimum age for both insureds is 45, and the difference in age between the two insureds cannot exceed 20 years. The premium limit for a Joint Policy is based on the age of the younger insured. If the Policy fails to meet these requirements, it will be subject to expanded underwriting.

                  The underwriting process determines the rate class to which the insured is assigned if the application is accepted. The Company currently places insureds in the following rate classes, based on the Company's underwriting: a male or female rate class, and a standard tobacco use or a select non-tobacco use rate class. This original rate class applies to the initial specified amount.

                  The Company reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned, without interest.

                  ISSUANCE OF POLICY. When the underwriting procedure has been completed, the application has been approved, and an initial premium of sufficient amount has been received, the Policy is issued. This is the Policy date.

                  The Policy date is the date when our underwriting process is complete, full life insurance coverage goes into effect, the Company issues the Policy, and the Company begins to deduct the daily and monthly insurance charges. The Policy date is shown on the schedule page of the Policy. It is also the date when, depending on the owner's state of residence, the Company will allocate the initial premium either to the reallocation account or to the subaccounts and fixed account options selected on the application. We measure Policy months, years, and anniversaries from the Policy date.


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                  INITIAL PREMIUM AND CONDITIONAL COVERAGE . An applicant must pay an initial premium with the application. If the insured qualifies for simplified underwriting, conditional coverage becomes effective as of the date the Company receives the initial premium of at least $20,000 and a completed application. If the insured does not qualify for simplified underwriting, conditional coverage begins on the date all medical tests and exams are completed. Conditional coverage is limited to the lesser of the specified amount applied for or $300,000 (reduced by all amounts payable under other life insurance or accidental death benefits that the insured (or joint insured) has in force or pending with the Company. Conditional coverage continues until the application is approved or other conditions specified in the prospectus are met.

                  FAXED APPLICATION AND PAYMENT BY WIRE TRANSFER. The Company will accept the initial premium by wire transfer and Policy applications by fax under the following conditions:

                  o If the owner wishes to make payments by wire transfer, the owner should instruct his or her bank to wire federal funds to the Company.

                  o If the owner sends the initial premium by wire transfer, the owner must, at the same time, send a completed application by faxed transmission and send the signed application to the Company's office.

                  o If the Company accepts the initial premium payment by wire transfer accompanied by a faxed application, the Company will allocate the premium on the Policy date (or reallocation date if the owner resides in a state that requires the full refund of premium during the free look period) according to the owner's instructions once the application is received.

                  o If the owner sends the initial premium by wire transfer but does not send the faxed application simultaneously, or if the application is incomplete, the Company will keep the initial premium for up to 5 business days. If the Company cannot obtain the faxed application or necessary information within 5 business days, the Company will return the initial premium to the owner, unless the owner allows the Company to keep it until the faxed application or necessary information is received by the Company.

                  o When the Company receives the original signed application and if the allocation instructions are different from those in the faxed application, then the Company will reallocate the Policy's cash value in accordance with the instructions on the original signed application on the first valuation date following receipt of the original signed application.


                  TAX-FREE EXCHANGES (1035 EXCHANGES). The Company will accept as part of the initial premium money from one contract that qualified for a tax-free exchange under Section 1035 of the Internal Revenue Code. The Company will permit the owner to make one additional cash payment within three business days of receipt of the proceeds from the 1035 exchange before determining the Policy's specified amount.

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         B.       ADDITIONAL PREMIUMS

                  ADDITIONAL PREMIUMS PERMITTED. The owner has limited flexibility to add additional premiums to the Policy since the Company requires that the initial premium equal the maximum amount that can be applied to the Policy at issue. In general, the owner may not pay any additional premiums on the Policy for several years in order for the Policy to continue to qualify as a life insurance contract as defined in federal tax laws and regulations. At the time the Policy allows for the payment of additional premiums, the Company reserves the right to limit or refund any premium if: the amount is below our current minimum additional premium requirement; OR the premium would increase the death benefit by more than the amount of the premium; OR accepting the premium would disqualify the Policy as a life insurance contract as defined in federal tax laws and regulations.

                  An owner may pay premiums by any method the Company deems acceptable. The Company will treat any payment made as a loan repayment unless it is clearly marked as a premium payment.

         C.       CREDITING PREMIUMS

                  INITIAL PREMIUM. The initial premium will be credited to the Policy on the Policy date. Once the Company determines that the insured(s) meets its underwriting requirements, full insurance coverage begins, the Company issues the Policy, and begins to deduct monthly and daily insurance charges from the premium. On the Policy date, the Company will allocate the initial premium to the subaccounts and fixed account options the owner elected on the application, provided the owner lives in a state that does not require a refund of full premium during the free look period. If the owner's state requires a return of the full premium in the event the owner exercises his or her free look right, the Company will place the initial premium in the reallocation account until the reallocation date.

                  On any day that the Company credits premiums or transfers cash value to a subaccount, the Company will convert the dollar amount of the premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation date. We will credit amounts to the subaccounts only on a valuation date, that is, on a date the New York Stock Exchange is open for trading.

                  REALLOCATION ACCOUNT. If the owner's state requires the Company to return the initial premium in the event the owner exercises his or her free-look right, the Company will allocate the initial premium on the Policy date to the reallocation account. While held in the reallocation account, the premium will earn interest at the current rates for the standard fixed account. The premium will remain in the reallocation account for the number of days in the applicable state free look period plus five days.


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                  On the first valuation date on or after the reallocation date, the Company will reallocate all cash value from the reallocation account to the subaccounts and fixed account options the owner selected on the application. If the owner requested either fixed or standard dollar cost averaging, the Company will reallocate the cash value to the fixed DCA account or the money market subaccount, respectively, on the reallocation date.

                  For states that do not require a full refund of the initial premium, the reallocation date is the same as the Policy date and the Company will allocate the initial premium on the Policy date to the subaccounts and the fixed account options in accordance with the instructions on the application.

         D.       PREMIUMS DURING A GRACE PERIOD AND PREMIUMS UPON REINSTATEMENT

                  If the net surrender value is less than the amount of the monthly deduction due on any Monthiversary, and the Guaranteed Minimum Death Benefit rider is not in effect, the Policy will be in default and a grace period will begin. If the Guaranteed Minimum Death Benefit rider is in effect, the Policy will remain in force, regardless of the sufficiency of the net surrender value.

                  The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period.

                  If the grace period ends and the Guaranteed Minimum Death Benefit rider is not in effect, all coverage under the Policy will terminate without value. The owner may reinstate the Policy only if the owner resides in a state that provides for reinstatement, the insured (or joint insureds) meets the Company's insurability requirements and the owner pays an amount large enough to cover any monthly deductions due at the time of termination and upon restatement; plus one monthly deduction; plus the repayment of any outstanding loan amount, including interest due. On reinstatement, the net surrender value will equal the premium paid, minus one monthly deduction and any surrender charges due. Surrender charges will be calculated from the Policy date to the date of reinstatement.

         E. ALLOCATIONS OF INITIAL PREMIUM AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT OPTIONS

                  THE SEPARATE ACCOUNT. An owner may allocate premiums to one or more of the subaccounts of PFL Legacy Builder Variable Life Separate Account (the "separate account"). The separate account currently consists of 19 subaccounts,


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                  the assets of which are used to purchase shares of a
                  designated corresponding investment portfolio of a fund. Each fund is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of the funds or any other investment company.

                  When an owner allocates an amount to a subaccount (either by premium allocation, transfer of cash value or repayment of a Policy loan), the Policy is credited with units in that subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the subaccount by the subaccount's unit value for the valuation date when the allocation, transfer or repayment is effected. A subaccount's unit value is determined for each valuation period by multiplying the value of a unit for a subaccount for the prior valuation period by the net investment factor for the subaccount for the current valuation period. The unit value for each subaccount was arbitrarily set as $10 at the time the subaccount commenced operations. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

                  THE FIXED ACCOUNT OPTIONS. Owners also may allocate premiums to the fixed account options-- the standard fixed account and the fixed dollar cost averaging ("fixed DCA") account - both of which guarantee principal and a minimum fixed rate of interest.

                  Money allocated or transferred to the STANDARD fixed account option will earn interest at a current interest rate in effect at that time. The interest rate will equal at least 3%.

                  At the time of purchase, the owner may place a minimum of $5,000 in the fixed DCA account. Money placed in the fixed DCA account will earn interest for six months at an annual rate of at least 3%. Money will be transferred out of the fixed DCA account over the year in 6 equal monthly installments and placed in the subaccounts and standard fixed option according to the owner's allocation instructions.

                  ALLOCATIONS PREMIUM AMONG THE SEPARATE ACCOUNT AND THE FIXED ACCOUNT OPTIONS. Premiums are allocated to the subaccounts and the fixed account options in accordance with the following procedures:

                  GENERAL. In the application for the Policy, the owner will specify the percentage of premium to be allocated to each subaccount of the separate account and/or the fixed account options. The percentage of each premium that may be allocated to any subaccount or the standard fixed account must be a whole number, and the sum of the allocation percentages must be 100%. If the owner selects the fixed DCA account, the entire initial premium must be allocated to that account at the

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                  time of application. If the owner selects standard dollar
                  cost averaging, then the owner must allocate at least $5,000 to the money market subaccount.

                  Allocation percentages may be changed at any time by the owner submitting a written notice or telephone instructions to the Company's office. In the future, the Company may decide that the minimum amount that can be allocated to a particular subaccount is 1.00% of each premium payment.

                  ALLOCATION TO THE REALLOCATION ACCOUNT. If the owner lives in a state that requires a refund of full premium during the free look period, then on the Policy date the Company will allocate the initial premium to the reallocation account until the reallocation date. The reallocation account is the standard fixed account. While held in the reallocation account, premium will earn interest at the current rates for the standard fixed account. The premium will remain in the reallocation account for the number of days in the applicable state's free look period, plus five days. This is the reallocation date. On the first valuation date on or after the reallocation date, the cash value will be reallocated to the subaccounts or fixed account options selected by the owner on the application.

                  ALLOCATION AFTER THE REALLOCATION DATE. Additional premiums received after the reallocation date will be credited to the Policy and allocated to the subaccounts or standard fixed account in accordance with the allocation percentages in effect on the valuation date that the premium is received at the Company's office. Allocation percentages can be changed at any time.

         F.       LOAN REPAYMENTS AND INTEREST PAYMENTS

                  REPAYING LOAN AMOUNT. The owner may repay all or part of the loan amount at any time while the Policy is in force and the insured is living. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Company's office and will be credited as of the date received. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

                  ALLOCATION FOR REPAYMENT OF POLICY LOANS. On the date the Company receives a repayment of all or part of a loan, the Company will compare the amount of the outstanding loan to the amount in the loan reserve. Any amount in excess of the amount of the outstanding loan amount will be transferred from the loan reserve to the subaccounts and the standard fixed account and allocated in the same manner as current premiums are allocated, or as directed by the owner.

                  INTEREST ON LOAN RESERVE. The amount in the loan reserve will be credited with interest at a minimum guaranteed annual effective rate of 3%. See "Policy Loans" below. Any interest earned that is in excess to the amount of the outstanding loan


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                  amount will be transferred on the Policy anniversary to the subaccounts and the standard fixed account in accordance with the instructions for premium allocations then in effect.

II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

                  The owner may transfer cash value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the fixed account options.

                  In any Policy year, the owner may make an unlimited number of transfers; however, the Company reserves the right to impose an excess transfer charge of $10 for each transfer in excess of 12 during any Policy year. For purposes of the transfer charge, all transfer requests made in one day are considered one transfer, regardless of the number of subaccounts affected by the transfer. Any unused "free" transfers do not carry over to the next year.

                  There is no minimum amount that may be transferred from each subaccount or the standard fixed account option and there is no minimum amount that must remain in a subaccount or the fixed account options following a transfer. Money in the fixed DCA account may be transferred entirely after the first Policy month.

                  Requests to transfer from the standard fixed account must be received by the Company during the 30-day period following the end of each Policy year unless the owner has selected fixed dollar cost averaging, and only one such transfer may be made in a Policy year. The maximum transfer amount from the standard fixed account to the subaccounts in any Policy year is the greater of 25% of the cash value in the standard fixed account on the date of the transfer, or the amount transferred from the standard fixed account in the immediately prior Policy year (excluding transfers from the fixed DCA account).

                  The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions. The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the standard fixed account on the owner's behalf according to the owner's instructions.

                  The Company reserves the right to modify, restrict, suspend, or eliminate the transfer privileges (including telephone transfer privileges) at any time and for any reason.


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         B.       STANDARD DOLLAR COST AVERAGING

                  The standard dollar cost averaging program permits owners to systematically transfer on a monthly basis a set dollar amount from the subaccount investing in the money market portfolio to any combination of subaccounts. Owners may elect to participate in the dollar cost averaging program at any time by sending the Company a written request. To use the dollar cost averaging program, owners must have at least $5,000 in the money market subaccount. At the beginning of dollar cost averaging, the owner must choose the time period (12, 24, or 36 months) over which the entire amount in the money market subaccount will be transferred in equal monthly installments. There is no additional charge for dollar cost averaging. A transfer under this program is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to discontinue offering the dollar cost averaging program at any time and for any reason. Dollar cost averaging is not available while owners are participating in the asset rebalancing program.

         C.       FIXED DOLLAR COST AVERAGING

                  To be eligible for fixed dollar cost averaging, the owner must elect the fixed DCA account on the application and put the entire initial premium in the fixed DCA account. Money placed in the fixed DCA account will earn interest at rates we declare from time to time. Money will be transferred out of the fixed DCA account in 6 equal monthly installments with the first transfer occurring on the first Monthiversary after the Policy date or reallocation date. Interest accrued on the initial premium will be transferred in the last month of the fixed DCA account term. Money in the fixed DCA account may be transferred entirely to other subaccounts or the standard fixed account after one month .

                  There is no charge for participating in the fixed DCA account. Transfers from the fixed DCA account do not count as transfers for purposes of the transfer charge.

                  The Company reserves the right to stop offering the fixed DCA account at any time for any reason. The Company may offer a higher 30-day interest rate guaranteed for one month.

         D.       ASSET REBALANCING

                  An owner may instruct the Company to automatically rebalance (on a quarterly, semi-annual or annual basis) the Policy's cash value to return to the percentages specified in the owner's currently effective allocation instructions. An owner may elect to participate in the asset rebalancing program at any time by sending the Company a written request to the Company's office. The percentage allocations must be in whole percentages. Subsequent changes to the percentage allocations may be made at any time by written or telephone instructions to the Company's


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                  office. Once elected, asset rebalancing remains in effect
                  until the owner instructs the Company to discontinue asset rebalancing. There is no additional charge for using asset rebalancing, and an asset rebalancing transfer is not considered a transfer for purposes of assessing a transfer charge. The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason. Portfolio rebalancing is not available while an owner is participating in the fixed or standard dollar-cost averaging program. Asset rebalancing will cease if the owner makes any transfer to or from any subaccount other than on a scheduled basis.

         E.       TRANSFER ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimis amounts. The Company will correct non-de minimis errors it makes and will assume any risk associated with the error. owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

III.     "REDEMPTION" PROCEDURES

         A.       "FREE-LOOK" RIGHTS

                  The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company or to an agent of the Company before the end of 10 days after the Policy is delivered. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company's office, the Policy will be deemed void from the beginning. Within seven days after the Company's office receives the cancellation request and Policy, the Company will pay a refund. In most states, the refund will be equal to the sum of:

                  o any monthly deductions or other charges we deducted from amounts allocated to the subaccounts and the fixed account options; PLUS

                  o the cash value to the subaccounts and the fixed account options on the date the Company (or its agent) receives the returned Policy, except that amounts allocated to the fixed DCA account will be treated as if they had been allocated to the standard fixed account.

                  If any state law prohibits the calculation above, the Company will refund, without interest, the total of all premiums paid for the Policy. In such states, the initial premium will be allocated to the reallocation account on the Policy date and remain in the reallocation account until the reallocation date.


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         B.       SURRENDERS

                  REQUESTS FOR NET SURRENDER VALUE. The owner may surrender the Policy at any time for its net surrender value. The net surrender value on any valuation date is the cash value, minus any applicable surrender charge, and minus any applicable loan amount. The net surrender value will be determined by the Company on the valuation date the Company's office receives all required documents, including a satisfactory written request signed by the owner. The Company will cancel the Policy as of the date the written request is received at the Company's office and the Company will ordinarily pay the net surrender value within seven days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it is surrendered.

                  SURRENDER OF POLICY -- SURRENDER CHARGE. If the Policy is surrendered during the first 9 Policy years, the Company will deduct a surrender charge from cash value and pay the remaining cash value (less any outstanding loan amounts) to the owner. The surrender charge is 9.75% of the initial premium if the Policy is surrendered before the end of the first Policy year, and then declines gradually to 0% after the ninth Policy year. The rate at which the surrender charge declines depends on the insured's (or joint insureds') age, gender and whether the Policy is a single life or joint policy.

         C.       PARTIAL WITHDRAWALS

                  WHEN WITHDRAWALS ARE PERMITTED. After the first Policy year, the owner may withdraw a portion of the cash value, subject to the following conditions:

                  o The owner must make partial withdrawal requests in writing.

                  o Only one partial withdrawal is allowed during a 12-month period.

                  o The most that can be withdrawn is earnings, that is, cash value MINUS total outstanding loans, MINUS any interest owed on the Policy loans, and MINUS total premiums paid.

                  o The owner can specify the subaccount(s) and the standard fixed account from which the withdrawal will be taken. Otherwise, the Company will deduct the amount from the separate account and the fixed account in accordance with the current allocation instructions.

                  o The Company generally will pay a partial withdrawal request within seven days following the valuation date on which the withdrawal request is received.

                  o There is no charge for a partial withdrawal.

                  The Company may delay making a payment if: (1) the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists; or
                  (2) the SEC by order permits postponement of payment to protect the Policy owners.


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                  The Company also may defer making payments attributable to a check that has not cleared, and may defer payment of proceeds from the fixed account for a withdrawal, surrender or Policy loan request for up to six months from the date the request is received. The Company will not defer payment of a withdrawal or Policy loan requested to pay a premium due on a policy issued by the Company.

                  EFFECT OF WITHDRAWAL ON DEATH BENEFIT. A partial withdrawal will reduce the cash value by the amount of the partial withdrawal. A partial withdrawal will reduce the specified amount by an amount equal to the amount of the partial withdrawal multiplied by the ratio of the initial specified amount to the initial premium. A partial withdrawal will also reduce the Guaranteed Minimum Death Benefit by an amount equal to the amount of the partial withdrawal multiplied by the ratio of the initial specified amount to the initial premium.

         D.       LAPSES

                  If a sufficient premium has not been received by the 61st day after a grace period notice is sent, the Policy will lapse without value and no amount will be payable to the owner.

         E.       MONTHLY DEDUCTION AND DAILY CHARGE

                           On each Monthiversary, redemptions in the form of
                  deductions will be made from cash value for the monthly deduction, which is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy. The monthly deduction consists of three components:
                  (a) the cost of insurance charge, if any; (b) a monthly Policy charge ; and (c) any charges for additional benefits added by riders to the Policy.

                  THE MONTHLY DEDUCTION. A monthly deduction will be deducted from each subaccount and the fixed account on the Policy date and on each Monthiversary in accordance with the current premium allocation instructions. If the value of any account is insufficient to pay that account's portion of the monthly deduction, the Company will take the monthly deduction on a pro-rata basis from all accounts (I.E., in the same proportion that the value in each subaccount and the fixed account bears to the total cash value on the Monthiversary).

                  The monthly deduction is equal to:

                  o the monthly Policy charge based on the Policy's separate account assets; PLUS

                  o the monthly Policy charge based on the Policy's fixed
                    account assets; PLUS

                  o the monthly cost of insurance charge for the Policy, if any;
                    PLUS


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

                  o the monthly charge for any benefits provided by riders
                    attached to the Policy (currently, only the Guaranteed Minimum Death Benefit rider).

                  COST OF INSURANCE CHARGE. The Company reserves the right to deduct a cost of insurance charge. The cost of insurance charges are calculated monthly, and depend on a number of variables, including the age, gender and rate class of the insured. The charge varies from Policy to Policy and from Monthiversary to Monthiversary. The charge is calculated each month for the specified amount at issue.

                  MONTHLY POLICY CHARGE. The monthly Policy charge based on the separate account's assets is equal to: (1) the separate account monthly deduction charge divided by 12; multiplied by
                  (2) the sum of the Policy's subaccount values on the Monthiversary of each monthly deduction.

                  The monthly Policy charge based on the fixed account's assets is equal to: (1) the fixed account monthly deduction charge divided by 12; multiplied by (2) the fixed account value on the Monthiversary of each monthly deduction, minus any outstanding loans.

                  DAILY CHARGE. Each valuation date, the Company deducts a daily charge at the annual rate of 0.50% from assets in the subaccounts as part of the calculation of the unit value for each subaccount.

                  GUARANTEED MINIMUM DEATH BENEFIT RIDER CHARGE. If the owner selects the Guaranteed Minimum Death Benefit rider at application, the Company will deduct a monthly charge on the Policy date and on each Monthiversary equal to 0.02% multiplied by the sum of the subaccount values, if any, on the valuation date of each monthly deduction; plus 0.02% multiplied by the fixed account value on the valuation date of each monthly deduction.

         F.       DEATH BENEFITS

                  PAYMENT OF DEATH BENEFIT PROCEEDS. As long as the Policy remains in force, the Company will pay the death benefit proceeds to the beneficiary upon receipt at the Company's office of due proof of the insured's (or surviving insured's) death. The death benefit proceeds is equal to:

                  The death benefit will be paid to the beneficiary in a lump sum generally within seven days after the valuation date by which the Company has received at the Company's office all materials necessary to constitute due proof of death. If a payment option is elected, the death benefit will be applied to the option within seven days after the valuation date by which the Company received due proof of death and payments will begin under that option when provided by the option.

                  THE DEATH BENEFIT PROCEEDS. The death benefit proceeds will equal:

                  o the death benefit (described below); MINUS

                  o any past due monthly deductions if the insured (or surviving insured) dies during the grace period; MINUS

                  o any outstanding Policy loan on the date of death; MINUS

                  o any interest owed on the Policy loan(s).

                  If all or part of the death benefit proceeds are paid in one sum, we will pay interest on this sum as required by applicable state law from the date we receive due proof of the insured's death to the date the Company makes payment.

                  THE DEATH BENEFIT. The death benefit is determined at the end of the valuation period in which the insured (or surviving insured) dies. The death benefit is equal to:

                  o The current specified amount; or

                  o A specified percentage, called the limitation percentage, multiplied by the cash value on the insured's (or surviving insured's) date of death.

                  THE GUARANTEED MINIMUM DEATH BENEFIT RIDER. If the owner purchases the Guaranteed Minimum Death Benefit rider at the time of application and the rider is in effect upon the insured's (or surviving insured's) death, the Company guarantees to provide a death benefit as described in the current prospectus for the Policy.

         G.       POLICY LOANS

                  POLICY LOANS. The owner may obtain a Policy loan from the Company at any time by submitting a written, faxed, or telephone request to the Company's office. The maximum loan amount is 90% of the Policy's cash value at the time of the loan. Policy loans will be processed as of the valuation date the request is received and loan proceeds generally will be sent to the owner within seven days thereafter. Taking a Policy loan will terminate the Guaranteed Minimum Death Benefit rider, if any.

                  COLLATERAL FOR POLICY LOANS. When a Policy loan is made, an amount equal to the loan proceeds is transferred from the cash value in the subaccounts or standard fixed account to the loan reserve. This withdrawal is made based on the owner's current premium allocation instructions, unless the owner directs a different allocation when requesting the loan.

                  INTEREST ON POLICY LOANS. The Company charges interest daily on any outstanding Policy loan at an effective annual interest rate of 6%. Interest is due and payable at the end of each Policy anniversary. On each Policy anniversary, any unpaid amount of loan interest accrued since the last Policy anniversary becomes part of the outstanding loan. An amount equal to the unpaid amount of interest is transferred to the loan reserve from each subaccount and the standard fixed account based on the owner's current premium allocation instructions, unless the owner directs otherwise.

                  EFFECT ON DEATH BENEFIT. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit. The Company will send the owner, and any assignee of record, notice of the default. The owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

         I.       LUMP SUM PAYMENTS BY THE COMPANY

                  Lump sum payments of withdrawals, surrenders or death benefits from the subaccounts will be ordinarily made within seven days of the valuation date on which the Company receives the request and all required documentation at the Company's office. The Company may postpone the processing of any such transactions for any of the following reasons:

                  1. If the disposal or valuation of the separate account's assets is not reasonably practicable because the New York Stock Exchange ("NYSE") is closed for trading other than for customary holiday or the weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the Securities and Exchange Commission ("SEC").

                  2. When the SEC by order permits a delay for the protection of owners.

                  3. If the payment is attributable to a check that has not cleared.

                  The Company may defer for up to six months after the date the Company receives the request, the payment of any proceeds from the fixed account for a transfer, partial withdrawal, or surrender request.

         J.       CONVERSION RIGHT

                  The owner has the right to transfer all of the subaccount value to the standard fixed account. During the first 24 Policy months, such a transfer is not counted for purposes of determining whether a transfer charge applies.

         K.       REDEMPTION ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimus amounts. The Company will assume the risk of any non de minimus errors caused by the Company.

         L.       MISSTATEMENT OF AGE OR SEX

                  If the insured's (or either joint insured's) age or gender has been misstated in the application or any other supplemental application, then the death benefit under the Policy will be adjusted based on what the initial premium would have purchased based on the insured(s)' correct age and gender.

         M.       INCONTESTABILITY

                  The Policy limits the Company's right to contest the Policy as issued or as increased, for reasons of material misstatements contained in the application, after it has been in force during the insured's lifetime (or while both joint insureds are still alive) for a minimum period, generally for two years from the Policy date of the Policy or effective date of a reinstatement. If the Policy is purchased as a joint policy, at the end of the second Policy year, the Company will send the owner a notice asking whether either joint insured has died. The Company can contest the Policy's validity if the owner does not notify the Company that a joint insured has died and if the Policy is still in force.

         N.       LIMITED DEATH BENEFIT

                  The Policy limits the death benefit if the insured dies by suicide generally within two years after the Policy date of the Policy (or reinstatement date, if provided by state law).


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